Exhibit (p)(3)

Code of Ethics

(Amended 11/2022)

Table of Contents

Statement of General Policy	3

Definitions	5

Standards of Business Conduct	8

Adoption and Approval of Code of Ethics	9

Acknowledgement	10

Compliance Procedures	11

Gifts and Entertainment	13

Political Contributions	15

Personal Securities Transactions	17

Prohibitions against Insider Trading	19

Protecting the Confidentiality of Client Information	22

Records	24

Reporting Violations and Sanctions	25

Rumor Mongering	26

OBA & Service as an Officer or Director	27

Social Media	28

Whistleblower Policy	29

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Firm (“Cavanal Hill”, or “BOK Financial Private Wealth”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1(b) under the Investment Company Act of 1940 (“1940 Act”).

This Code establishes rules of conduct for all employees of Firm and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has any direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the employee has a Beneficial Interest AND the ability to control or exercise investment discretion.

This Code is based upon the principle that Firm and its employees owe a fiduciary duty to Firm clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

●	serving their own personal interests ahead of clients;

●	taking inappropriate advantage of their position of trust or responsibility with the Firm ; and

●	Any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Firm continue to be applied. The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, Insider Trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1(b) of the 1940 Act, both Firm and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Firm and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Firm expects every employee to demonstrate the highest standards of ethical conduct for continued employment and registration with Firm. Strict compliance with the provisions of this Code shall be considered a basic condition of employment or registration with the Firm. Firm reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Employees are urged to seek the advice of Compliance for any questions about this Code or the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment or registration with Firm.

The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for employees of Firm in their conduct. In those situations, where an employee may be uncertain as to the intent or purpose of this Code, he or she is advised to consult with Compliance. Compliance may grant exceptions to certain provisions contained in this Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that an Access Person advise Compliance immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent possible, Firm will maintain such information on a confidential basis.

The Chief Compliance Officer will periodically report to senior management and if necessary, the board of directors of Firm or the board of trustees of the Firm Funds to document compliance with this Code.

The Firm, (“Cavanal Hill”, or “BOK Financial Private Wealth”) is an SEC registered investment adviser and a wholly-owned subsidiary of BOKF, NA, a wholly-owned subsidiary of BOK Financial Corporation, a financial holding company (“BOKF”).

In addition to the requirements in this Code, there are “BOKF” Corporate Policies and Procedures that also apply to all employees. These are listed below:

“BOKF” Code of Ethics: 1.2 BOK Financial Corporation Code of Ethics

“BOKF” Policies and Procedures: 1.1 Standards of Conduct for Officers and Employees of BOK Financial Corporation and Subsidiaries

Definitions

For the purposes of this Code, the following definitions shall apply:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Access Person” means any supervised who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund our Firm or its control affiliates manage or has access to such information; or is involved in making securities recommendations to clients that are nonpublic. If a Firm’s primary business is providing investment advice, all of the Firm’s directors, officers, and partners are presumed to be Access Persons. A SEC registered investment adviser’s supervised persons includes any employees, partners, officers, directors (or other persons occupying a similar status or performing similar functions) as well as any other persons that provide advice on the investment adviser’s behalf and are subject to the investment adviser’s supervision and control. A SEC registered investment adviser’s access persons are any of the investment adviser’s supervised persons who have access to non-public information regarding any investment advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic.

“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the employee has a Beneficial Interest AND has the ability to control or exercise investment discretion.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment Accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a Beneficial Interest in a security for purposes of Section 16 of such Act and the rules and regulations there under.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

“Chief Compliance Officer” refers to the Chief Compliance Officer of the Firm.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

“Insider” is broadly defined as it applies to Firm Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “Temporary Insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, are given access to information solely for Firm purposes. A Temporary Insider can include, among others, Firm attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Firm may become a Temporary Insider of a client it advises or for which it performs other services. If a client expects Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then Firm will be considered an Insider.

“Insider Trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “Insider”) or to the communication of material, non-public information to others.

“Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

“Private Fund” means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

“Registered Fund” means an investment company registered under the Investment Company Act.

“Reportable Fund” means any Registered Fund, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter. This includes all Cavanal Hill Funds except for the money market funds.

“Reportable Security “means any security as defined in Section 202(a) (18) of the Advisers Act, it does not include the following:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end Registered Funds, unless it is a Reportable Fund;

v.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

vi.	529 Plans, unless Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

vii.	Discretionary (advisory) accounts

viii.	401k plans except self-directed account options

ix.	Stock options/grants accounts provided on behalf of your employer.

“Security” as defined in Section 202(a)(18) means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ’’security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Security Held or to be Acquired by a Fund” means any Reportable Security which, within the most recent 3 days:

●	Is or has been held by a Reportable Fund; or

●	Any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

Standards of Business Conduct

The Firm places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Access Persons comply with the various applicable federal securities laws, including provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A-1 of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. This Code also contains policies and procedures with respect to personal securities transactions of all Firm Access Persons. These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Firm or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of this Code, the Advisers Act and rules there under.

Adoption and Approval of Code of Ethics

Every investment adviser registered or required to be registered with the Securities and Exchange Commission must establish, maintain and enforce a written code of ethics. This Code of Ethics is subject to the Firm’s policy making process including review and approval by the Firm’s Investment Policy Committee and Board of Directors.

Every Reportable Fund (other than a money market fund or a Fund that does not invest in Reportable Securities) and each investment adviser of and principal underwriter for a Reportable Fund must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any prohibited conduct.

Acknowledgement

Initial Acknowledgement

All Access Persons will be provided with a copy of the Code and must initially acknowledge in writing to Compliance that they have:

●	received a copy of the Code;

●	read and understand all provisions of the Code;

●	agreed to abide by the Code; and

●	Reported all Account holdings as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must acknowledge to Compliance in writing that they have:

●	received a copy of the amendment;

●	read and understood the amendment; and

●	Agreed to abide by the Code as amended.

Annual Acknowledgement

All Access Persons must annually acknowledge in writing to Compliance that they have:

●	read and understood all provisions of the Code;

●	complied with all requirements of the Code; and

●	Submitted all holdings and transaction reports as required by the Code.

Further Information

All Access Persons should contact Compliance regarding any inquiries pertaining to the Code or the policies established herein.

Compliance Procedures

Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer or other Compliance personnel, who must contain the information described below:

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person had any direct or indirect Beneficial Interest ownership;

●	The name of any broker, dealer or bank, Account name, number and location with whom the Access Person maintained an Account in which any securities were held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Annual Holdings Report

Every Access Person shall, no later than January 30th of each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable Security in which the Access Persons had any direct or indirect Beneficial Ownership:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Access Person.

Exempt Transactions

An Access Person need not include the following in a report with respect to:

●	Transactions effected for, Reportable Securities held in, any Account over which the person has no direct or indirect influence or control; (beneficiary, trustee of an estate, etc.).

●	Transactions effected pursuant to an Automatic Investment Plan;

●	Dividend reinvestments.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or other Compliance personnel will monitor and review all reports required under this Code for compliance with Firm policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Firm. Copies of statements and trade confirmations are required to be submitted to compliance, including statements for UTMA and UGMA accounts.

Any transactions for Accounts of the Chief Compliance Officer will be reviewed and approved by the President or other designated person.

Education and Training

As appropriate, the Firm will provide employees with training regarding this Code and related issues to remind employees of their obligations, and amendments and regulatory changes.

General Sanction Guidelines

Receipt of all required filings and reports under this Code shall be monitored by Compliance. The Chief Compliance Officer will receive and review report(s) of submission violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved. These are guidelines only, allowing Firm to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Firm has adopted the policies set forth below to guide Access Persons in this area.

General Policy

Firm policy generally prohibits any employee, agent, or attorney of Firm from:

●	Soliciting for themselves or for a third party (other than Firm ) anything of value from anyone in return for any business, service, or confidential or proprietary information of Firm ; and/or

●	Accepting anything of value in excess of $100 (other than bona fide salary, wages, and fees, as referred to in 18 U.S.C. 215) from anyone in connection with the business of Firm, either before or after a transaction is discussed or consummated.

Procedure

Acceptance of Entertainment

Entertainment may include meals, refreshments, entertainment and similar benefits of reasonable value when the purpose is to hold bona fide business discussions or participate in bona fide professional or business networking, education, conferences, seminars, training, or similar functions. This policy and procedure does not prohibit normal business entertainment recognized as deductible business expense by the IRS. No officer or employee may entertain or accept entertainment which is so lavish as to raise a substantial question of propriety.

Acceptance of Gifts

It is important to stay clear of improper business courtesies that could be misconstrued as some form of bribery or gifts in return for causing Firm or any of its affiliates to do business with a person or entity. Employees may accept:

●	Gifts or promotional material with a real or perceived value of less than $100; and,

●	Gifts, gratuities, amenities, or favors based on relationships outside of the business activities of Firm, when the circumstances make it clear that such relationship, rather than the business of the Firm, are the motive for the gift.

Broker or Vendor-Sponsored Conferences and Events

Employees of the Firm may attend conferences and other events that are sponsored by the Firm’s brokers or vendors. Travel-related and accommodation expenses must be borne by the Firm. Employees may participate in seminars, meetings, events, and entertainment that are provided by the sponsor.

Reporting Requirements

Any gift with a value of $100 or more received from any person or entity doing business or seeking to do business with Firm [or its affiliates], other than received from members of your family, shall be disclosed to Compliance in writing within five business days upon receiving the gift. The Chief Compliance Officer will discuss whether the gift is permissible and will either approve the gift in writing, or request that you return the gift.

The reporting and approval requirements do not apply to bona fide dining included in entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Firm. They also do not apply to broker and vendor-sponsored conferences and events as each are described above.

The gift reporting requirement is for the purpose of helping Firm monitor the activities of its employees. However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Compliance.

Political Contributions

The SEC has adopted “Pay-To-Play” rules, including the new anti-fraud Political Contributions by Certain Investment Advisers Rule under the Advisers Act.

The Rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (“Access Persons”) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm .

“Contribution” is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election; or

●	transition or inaugural expenses incurred by a successful candidate for state or local office.

General Policy-Pre-Approval Requirement: No Access Person shall make a political contribution without prior written approval of their immediate supervisor, compliance, in addition to BOKF Human Resources, who has been provided with full details of the proposed contribution.

Such information will be reported to Compliance utilizing Firm Political Contribution Pre- Approval Form; approval or denial of such request will also be documented on this Form.

It is Firm policy to permit the Firm, and its’ Access Persons, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements. Firm recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its licensed persons, Firm practice is to restrict, monitor and require prior approval of any political contributions to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Compliance will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be Access Persons, regarding any political contributions made within the preceding two years (from the date s/he becomes a Access Person) if such person will be soliciting municipal business; On a quarterly basis Compliance will require Access Persons to confirm that such person (s) have reported any and all political contributions.

Under the new rule, an IA who makes a political contribution to an elected official in a position to influence the selection of the adviser would be barred for two years from providing advisory services for compensation, either directly or through a fund.

However, there is a De Minimus exception: the exception permits an executive or employee to make contributions of up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate with a two year time out.

Remember: A contribution is defined as any gift, subscription, loan, advance, or deposit of money or anything of value – this includes volunteer work, raffles, cost of dinner for events etc.

Three Key Elements of the Rule:

1.	The Rule prohibits an Access Person from providing advisory services for compensation- either directly or indirectly-for two years, if the Access Person or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser for two years thereafter (otherwise known as a “timeout” period);

2.	The Rule prohibits an advisory Firm and certain executives and employees from soliciting or coordinating campaign contributions from others-a practice of “bundling”- for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state and locality where the adviser is seeking business.

3.	The Rule prohibits an access person from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

Access Person definition:

a.	Any general partner, managing member or executive officer, or other individual with a similar status or function;

b.	Any employee who solicits a government entity for the IA and any person who supervises, directly or indirectly, such employee;

c.	Any PAC controlled by the IA or by any of its covered associates.

Note that while the Rule permits de minimis contributions to be made without triggering a timeout period, the Firm requires Access Persons to obtain pre-clearance of all contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its Access Persons. Firm practice is to restrict, monitor and require prior approval for any political contribution.

Personal Securities Transactions

General Policy

The following principles govern personal investment activities by Firm Access Persons:

●	The interests of client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest; and

●	Access Persons must not take inappropriate advantage of their positions of trust and responsibility.

An Access Person may, directly or indirectly, purchase or dispose of Beneficial Ownership of Reportable Securities only if:

●	Such purchase or sale has been approved by Compliance.

●	The approved transaction is completed by the close of business on the following trading day such approval is granted; and

●	The designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Compliance monitors transactions by Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running. Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

An Access Person is permitted, without obtaining pre-clearance, to purchase or sell any exempt (non-reportable) security (except in Limited Offerings and Initial Public Offerings).

An Access Person is permitted, without obtaining pre-clearance, to purchase or sell any shares of Cavanal Hill Funds – they only need to be reported as Holdings.

Personal Securities: Blackout Periods

No Access Person shall purchase or sell, directly or indirectly any security on a day during which, to the knowledge of the Access Person, the Firm has made or has a pending buy or sell order in that same security.

Participation in Initial Public Offerings and Limited Offerings

No Access Person shall acquire any Beneficial Ownership in any securities in an Initial Public Offering or Limited Offering for his or her Account.

Trading Rules

The Firm utilizes a personal securities monitoring system to monitor and flag certain exceptions pertaining to the personal securities transactions of access persons. The following is a list of rules involved in this monitoring process:

●	Blackout Period for Short Term Trading: All securities positions must be held for 30 days before buying and selling the same security. (30 Day Holding Period).

●	Short Selling: Access persons are prohibited from selling a security short.

●	Restricted List: Any security listed on the Firm’s specified Restricted Securities List, including Firm underwriting positions, may not be traded by access persons.

●	Front running: Is the illegal practice of executing orders in a security for one’s own account while taking advantage of advance knowledge of pending orders from its customers, this is not allowed. In order for the Firm to monitor “front running” violations, compliance will monitor the personal trading activity of access persons 3 days prior and 3 days after the Firm /client has traded in the security. If a “potential” violation has occurred and is flagged by the system, compliance will conduct a review of the trade and work with management to determine if additional action is needed.

●	Excessive Trading: Wealth Management Compliance defines excessive trading as 20 or more trades (buys and sells) in aggregate of all personal outside brokerage accounts within a 30-day period. Excessive trading will be reviewed by WM Compliance by running reports on a regular basis.

Prohibition against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons and Firm to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Access Persons and Firm may be sued by investors seeking to recover damages for Insider Trading violations.

The rules contained in this Code apply to securities trading and information handling by Access Persons of Firm and their immediate family members. The law of Insider Trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Compliance immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), while in the possession of neither material, nonpublic information, nor may any personnel of Firm communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to Compliance.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of Insider Trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Firm Funds and securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet; a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Firm (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to Compliance.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

●	Do not communicate the information inside or outside the Firm, other than to Compliance.

After Compliance has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take. You should consult with Compliance before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Firm or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Firm must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact Compliance immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of Insider Trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offered, the target company or anyone acting on behalf of either. Access Persons of Firm and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Firm does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. Compliance may place certain securities on a “restricted list.” Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list, including securities for which BOSC, Inc. serves as an underwriter (but excluding the Firm Funds).

In addition, any Access Persons of Firm who are also “Access Persons” as defined by the BOKF Corporate Policy regarding Stock Trading and Transactions Reporting, are also subject to the preclearance and blocked periods outlined in said policy, which are applicable to transactions in BOKF common stock and derivatives thereof.

Compliance or the Investment Policy Committee may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Access Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Compliance and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Investment Company Act Trading Restrictions

In addition, Rule 17j-1(b) under the Investment Company Act of 1940 (“Act”) makes it unlawful for any affiliated person of an investment adviser to a mutual fund, in connection with purchase or sale by such person of a Security Held or to be Acquired by the Fund:

■	To employ any device, scheme or artifice to defraud the fund;

■	To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

■	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

■	To engage in any manipulative practice with respect to the fund.

Engaging in short-term trading practices or other potentially abusive trading in shares of a Registered Fund for which the Firm is a service provider may constitute violations of Rule 17j- 1(b) and/or the stated policies of the Registered Fund. Accordingly, Access Persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a Registered Fund, including trading that violates the stated policies of the Registered Fund.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Firm, the Firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Firm to clients, and data or analyses derived from such non-public personal information (collectively referred to as” Confidential Client Information”). All Confidential Client Information, whether relating to Firm current or former clients, is subject to this Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Firm clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy. Firm does not share Confidential Client Information with any third parties, except in accordance with its Privacy Policy, a copy of which is provided to clients at the opening of an account and annually thereafter.

Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with Firm from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver Firm services to the client.

Access Persons are also prohibited from making copies of any documents or files containing Confidential Client Information for personal use or any activities outside of the Firm and, upon termination of their employment with Firm, must return all such documents to the Firm. Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Firm enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The Firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide Firm services to clients;

●	Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Firm and all Access Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic Personal Information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.

Enforcement and Review of Confidentiality and Privacy Policies

Compliance is responsible for reviewing, maintaining and enforcing Firm confidentiality and privacy policies. He or she is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of Firm Chief Compliance Officer.

Records

Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any code of ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	A record of any violation of Firm Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of Firm ;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and Account statements made in lieu of these reports;

●	A list of all persons who are, or within the preceding five years have been, Access Persons;

●	A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in Initial Public Offerings and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All Access Persons shall promptly report to the Chief Compliance Officer or other Compliance personnel all apparent or potential violations of this Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of this Code. The Chief Compliance Officer shall promptly report to the President all apparent material violations of this Code. If the Chief Compliance Officer finds that a violation otherwise reportable to the President could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the President.

The President shall consider reports made to him or her hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances, for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and will not be tolerated. Firm s are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on Inside Information which was leaked in violation of the law.

What is a Rumor?

In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

General Policy

It is Firm policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No Access Person of Firm shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Firm should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature.

The facts and circumstances surrounding the statement will dictate the likelihood of market impact. For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If an Access Person is uncertain of the likely market impact of the dissemination of particular information, he or she should consult Compliance or a member of senior management.

Access Persons are required to report to Compliance or a member of senior management when he or she has just cause to suspect that another Access Person of Firm has deliberately fabricated and disseminated a false or misleading rumor or Access Person otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Outside Business Activity & Service as an Officer or Director

As an Investment Adviser, the Firm has a fiduciary duty to provide full and fair disclosure to our clients. Firm is required to disclose to clients all potential and real conflicts of interest including outside activities of the Firm and its related persons. This disclosure includes any situations that may present a conflict of interest.

In order to make sure that we provide proper disclosure to our clients, Firm must retain a current record of all outside business activities conducted by Access Persons (i.e. officers, directors, partners, investment advisor representatives, and employees).

All Firm Access Persons are required to notify their immediate supervisor, Compliance and BOKF Human Resources if you are, or plan to be, involved in any outside business activity or employment, and provide detailed documentation of how the activity will impact your affiliation with Firm.

Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment.

Additionally, no Access Person shall serve on the board of directors of any publicly traded company without prior authorization by the Firm’s Board of Directors based upon a determination that such board service would be consistent with the interest of Firm clients. Where such board service is approved, the Firm shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Social Media

Introduction

Social media and/or methods of publishing opinions or commentary electronically are a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

Social media is an emerging and rapidly evolving medium for communication. It includes many platforms which change daily, such as blogs, Internet chat rooms and social networking websites such as Facebook, Myspace, Twitter, LinkedIn, Skype, YouTube, Flicker, Digg, Reedit, del.icio.us and many others. Social Media is defined as media designed to be disseminated through social interaction, creating highly accessible and scalable publishing techniques. Social media uses the Internet and web-based technologies to transform broadcast media monologues (one too many) into social media dialogues (many to many).

The proliferation of social media presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or licensed persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recording keeping provisions. For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Accordingly, Firm has adopted reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Participation: Firm employees will not engage in any type of business activities via any social media format or social networking platform. The Firm will not establish any social media or social networking site or page without permission of the Firm’s President, Chief Compliance Officer or designee and BOKF Human Resources

Employee Usage Guidelines, Content Standards and Monitoring: Unless otherwise prohibited by federal or state laws, Firm will request or require employees provide Compliance with access to approved social networking accounts for inclusion in archiving and surveillance.

Employees are prohibited from: posting any misleading statements; posting any information about our Firm ’s clients, posting investment recommendations (including past specific recommendations), posting investment strategies, products and/or services offered by our Firm or trading activities; soliciting comments or postings regarding Firm that could be construed as testimonials; soliciting client recommendations on LinkedIn; publicly posting a client’s recommendation to their LinkedIn profile; linking from a personal blog or social networking site to Firm internal or external website.

Use of Personal Sites: Firm prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Employees should be aware that use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Therefore no access person shall participate in any social media platform applications and reference or discuss the Firm’s business without prior written approval from their immediate supervisor, the Chief Compliance Officer, and BOKF Human Resources.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our Firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and their consistent implementation by all Access Persons of Firm evidence the Firm’s intent to place the interests of clients ahead of self-interest for the Firm, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s President has overall supervisory responsibility for the Firm. Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Access Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by an Access Person or other party) confidentially and without retaliation.

Firm Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct. Employees may report potential misconduct by reporting the conduct on the BOKF Employee Protection Line. Information regarding how to report workplace wrongdoing on this system is available on the Human Resources SharePoint site. Employee Protection Line allows you to report wrongdoing without giving your name or identifying yourself in any way. Your call will not be traced.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Access Persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Firm to conduct a comprehensive investigation of reported misconduct, employees should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Access Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An employee who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Chief Compliance Officer or to the Firm’s other senior management in the event the concern pertains to the Chief Compliance Officer.